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                                                                    EXHIBIT 99.8

                                                          NON-EXECUTIVE OFFICERS

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


         The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated _____________________ (the "Option Agreement") by and between TheraTx, Incorporated (the "Corporation") and _____________________________________________ ("Optionee")
evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1996 Stock Option/Stock Issuance Plan (the "Plan"), and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the applicable Option Agreement.

                        INVOLUNTARY TERMINATION FOLLOWING
                   CORPORATE TRANSACTION OR CHANGE IN CONTROL

         1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed or replaced with a comparable option in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twenty-four (24) months following such Corporate Transaction, the Option (or replacement grant), to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall immediately become exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date of the option term or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination.

         2. The Option shall not accelerate upon the occurrence of a Change in Control, and the Option shall, over Optionee's continued period of Service after the Change in Control, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twenty-four (24) months following the Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall immediately become exercisable for all the Option Shares at the time subject to the Option and may be exercised
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for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date of the option term or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination.

         3. For purposes of this Addendum, the following definitions shall be in effect:

            - A CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

             (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

             (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

            - An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

             (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

             (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than
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    fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

         4. The provisions of Paragraphs 1 and 2 of this Addendum shall govern the period for which the Option (or the replacement grant) is to remain exercisable following the Involuntary Termination of Optionee's Service within twenty-four (24) months after the Corporate Transaction in which the Option is assumed or replaced or within twenty-four (24) months after the Change in Control and shall supersede any provisions to the contrary in the Option Agreement.

         IN WITNESS WHEREOF, TheraTx, Incorporated has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

                                          THERATX INCORPORATED

                                          By: __________________________________

                                          Title: _______________________________




EFFECTIVE DATE: __________________, 199__